Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS; UPDATES 2017 OUTLOOK

Q3 Revenue Increase of 25% Year-over-Year; Revenue Up 33% Year-to-Date

MINNEAPOLIS, MN, November 7, 2017 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of chronic diseases at home, today reported financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Summary:

•	Third quarter revenue increased 25% year-over-year, to $28.3 million, compared to $22.6 million in third quarter 2016.
•	Flexitouch revenue increased 35% year-over-year, to $26.2 million, compared to $19.4 million in third quarter 2016.
•	Operating income of $1.2 million, compared to operating income of $1.0 million in third quarter 2016.
•	Net income of $1.3 million, compared to net income of $0.5 million in third quarter 2016.
•	Adjusted EBITDA of $2.5 million compared to $1.9 million in third quarter 2016.
•	On July 11, 2017 the Company announced the appointment of Thomas F. O’Donnell, Jr., MD, as Chief Medical Officer (CMO), effective June 19, 2017.
•	On August 1, 2017 the Company announced the appointment of Cheryl Pegus, MD, MPH, to the Company’s Board of Directors, effective July 28, 2017.
•

On September 15, 2017 the Company completed a secondary offering by certain stockholders of approximately 3.8 million shares of Tactile Medical common stock at a price to the public of $33.00 per share.

•	On September 20, 2017 the Company announced the appointment of Raymond O. Huggenberger to the Company’s Board of Directors, effective September 20, 2017.

“We achieved impressive revenue growth in the third quarter and first nine months of 2017, resulting in a year-to-date increase of 33%,” said Gerald R. Mattys, Chief Executive Officer. “Our revenue performance continues to be fueled by growing demand for our Flexitouch system, resulting from Tactile Medical’s efforts to increase market awareness of lymphedema by expansion of our sales team, focused account targeting and increased in-network contract coverage with commercial payers. This quarter we enhanced our senior leadership team and Board of Directors with the appointment of three accomplished professionals whose guidance will benefit the long-term development of our organization. In addition, we broadened our institutional shareholder base in the third quarter with the successful completion of a secondary offering of our shares by certain selling stockholders.”

Mr. Mattys continued, “In light of our strong year-to-date performance, we are raising our revenue outlook for 2017, and we continue to expect to generate positive net income and a  high single-digit adjusted EBITDA margin for the full year 2017. More broadly, we remain confident in the longer-term growth opportunities for Tactile Medical as we continue to pursue our mission to help people suffering from chronic diseases live better and care for themselves at home.”

Third Quarter 2017 Financial Results

Revenue for the third quarter of 2017 increased $5.7 million, or 25%, to $28.3 million, compared to $22.6 million for the quarter ended September 30, 2016. The increase in revenue was attributable to an increase of $6.8 million, or 35%, in sales of the Flexitouch system, which was partially offset by a decrease of approximately $1.2 million, or 36%, in sales of the Entre and Actitouch systems. The increase in Flexitouch system sales was largely driven by expansion of the Company’s sales force, increased physician and patient awareness of the treatment options for lymphedema, and increased contractual coverage with national and regional insurance payers.

Gross profit for the third quarter of 2017 increased $4.4 million, or 27%, to $20.8 million, compared to $16.4 million for the third quarter of 2016. Gross margin was 73.4% of sales in the third quarter of 2017, compared to 72.2% of sales in the third quarter of 2016.

Operating expenses for the third quarter of 2017 increased $4.2 million, or 27%, to $19.6 million, compared to $15.4 million for the third quarter of 2016. The increase in operating expenses in the third quarter was primarily driven by an increase of  $2.5 million, or 48% year-over-year, in reimbursement, general and administrative expenses resulting from increased professional fees related to public company requirements and costs associated with the September 2017 secondary offering, increased personnel costs, and accrued sales and use and franchise taxes. The increase in operating expenses was also due to an increase of $1.9 million, or 22% year-over-year, in sales and marketing expenses due to continued investment in field sales team expansion.

Operating income for the third quarter of 2017 increased $0.2 million, or 20%, to $1.2 million, compared to $1.0 million for the third quarter of 2016.

Income tax benefit for the third quarter of 2017 was $0.1 million, compared to income tax expense of $0.5 million for the third quarter of 2016. The income tax benefit in the current period quarter resulted from an increase in tax benefits related to share-based compensation recognized in the current quarter as compared to the previous reporting period.

Net income for the third quarter of 2017 increased $0.8 million, or 173%, to $1.3 million, compared to $0.5 million for the third quarter of 2016. Net income attributable to common stockholders in the third quarter of 2017 was $1.3 million, or $0.07 per diluted share, compared to $0.2 million, or $0.01 per diluted share, in the third quarter of 2016. Net income attributable to common stockholders in the third quarter of 2016 reflected the accrual of convertible preferred stock dividends of $0.2 million and a $0.1 million allocation of undistributed earnings to preferred stockholders,  neither of which impacted the third quarter of 2017. Weighted average shares used to compute diluted net income per share were 19.1 million and 14.0 million for the third quarters of 2017 and 2016, respectively.

Adjusted EBITDA for the third quarter of 2017 increased approximately $0.6 million, or 30%, to $2.5 million, compared to $1.9 million for the third quarter of 2016.

Nine-Months 2017 Financial Results:

Revenue for the nine months ended September 30, 2017 increased $18.3 million, or 33%, to $74.4 million, compared to $56.1 million for the nine months ended September 30, 2016. The increase in revenue was driven by an increase of approximately $19.9 million, or 42%, year-over-year in sales of the Flexitouch system, which was partially offset by a decrease of approximately $1.6 million, or 20%, year-over-year in sales of the Entre and Actitouch systems, compared to the nine months ended September 30, 2016.

Net income for the nine months ended September 30, 2017 increased $3.1 million, to $3.6 million, compared to net income of approximately $0.5 million for the nine months ended September 30, 2016. Net income attributable to common stockholders for the nine months ended September 30, 2017 was $3.6 million, or $0.19 per diluted share, compared to a net loss attributable to common stockholders of $0.7 million, or $0.12 per diluted share, in the nine months ended September 30, 2016. Net loss attributable to common stockholders for the nine months ended September 30, 2016 included the accrual of convertible preferred stock dividends of $1.2 million, which did not occur in the nine months ended September 30, 2017. Weighted average shares used to compute diluted net income (loss) per share were 18.8 million and 6.3 million for the nine months ended September 30, 2017 and 2016, respectively.

Adjusted EBITDA for the nine months ended September 30, 2017 increased approximately $0.6 million, or 23%, to $3.1 million, compared to $2.5 million for the nine months ended September 30, 2016.

Cash Position

At September 30, 2017, cash, cash equivalents and marketable securities were $41.6 million, compared to $41.7 million at December 31, 2016.  The Company had no debt outstanding at September 30, 2017.

Updated 2017 Financial Outlook

For 2017, the Company now expects revenue in the range of $106 million to $108 million, representing growth of 25% to 28% year-over-year, compared to revenue of $84.5 million in 2016. This compares to the Company’s prior revenue guidance range of $105 million to $107 million.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on November 7, 2017 to discuss the results of the quarter and host a question and answer session. Those who would like to participate may dial 833-286-5804 (647-689-4449 for international callers) and provide access code 96137457. A live webcast of the call will also be provided on the investor relations section of the Company’s website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 800-585-8367  (416-621-4642 for international callers); access code 96137457. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat lymphedema and chronic venous insufficiency. Our mission is to help people suffering from chronic diseases live better and care for themselves at home. Our unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates, and clinical staff. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “confident,” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Tactile Systems Technology, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(In thousands, except share and per share data)	2017	2016
Assets
Current assets
Cash and cash equivalents	$19,653	$30,701
Marketable securities	21,993	10,994
Accounts receivable, net	14,579	15,003
Inventories	9,784	6,554
Income taxes receivable	4,768	—
Prepaid expenses	932	981
Total current assets	71,709	64,233
Property and equipment, net	3,353	1,563
Other assets
Patent costs, net	2,251	2,394
Medicare accounts receivable, long-term	2,771	2,823
Deferred income taxes	2,797	2,785
Other non-current assets	201	137
Total other assets	8,020	8,139
Total assets	$83,082	$73,935

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,485	$5,018
Accrued payroll and related taxes	5,880	6,692
Accrued expenses	2,357	1,193
Future product royalties	26	67
Income taxes payable	—	823
Other current liabilities	218	—
Total current liabilities	13,966	13,793
Long-term liabilities
Accrued warranty reserve, long-term	643	503
Total liabilities	14,609	14,296
Stockholders’ equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of September 30, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 17,677,078 shares issued and 17,650,992 shares outstanding as of September 30, 2017; 16,833,737 shares issued and outstanding as of December 31, 2016	18	17
Additional paid-in capital	68,114	62,406
Retained earnings (accumulated deficit)	852	(2,773)
Accumulated other comprehensive loss	(18)	(11)
Less: treasury stock, at cost — 26,086 shares as of September 30, 2017	(493)	—
Total stockholders’ equity	68,473	59,639
Total liabilities and stockholders’ equity	$83,082	$73,935

Tactile Systems Technology, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except share and per share data)	2017	2016	2017	2016
Revenues, net	$28,283	$22,635	$74,397	$56,064
Cost of goods sold	7,528	6,282	20,186	15,417
Gross profit	20,755	16,353	54,211	40,647
Operating expenses
Sales and marketing	10,915	8,979	31,726	23,858
Research and development	1,116	1,285	3,699	3,314
Reimbursement, general and administrative	7,551	5,115	19,815	12,495
Total operating expenses	19,582	15,379	55,240	39,667
Income (loss) from operations	1,173	974	(1,029)	980
Other income	85	10	204	20
Income (loss) before income taxes	1,258	984	(825)	1,000
Income tax (benefit) expense	(84)	492	(4,450)	500
Net income	1,342	492	3,625	500
Convertible preferred stock dividends	—	224	—	1,247
Allocation of undistributed earnings to preferred stockholders	—	99	—	—
Net income (loss) attributable to common stockholders	$1,342	$169	$3,625	$(747)
Net income (loss) per common share attributable to common stockholders
Basic	$0.08	$0.01	$0.21	$(0.12)
Diluted	$0.07	$0.01	$0.19	$(0.12)
Weighted-average common shares used to compute net income (loss) per common share attributable to common stockholders
Basic	17,603,293	12,253,877	17,222,072	6,317,875
Diluted	19,083,975	13,982,799	18,818,609	6,317,875

Tactile Systems Technology, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
(In thousands)	2017	2016
Cash flows from operating activities
Net income	$3,625	$500
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,073	675
Stock-based compensation expense	3,104	859
Change in allowance for doubtful accounts	(36)	465
Changes in assets and liabilities:
Accounts receivable	460	665
Inventories	(3,821)	(467)
Income taxes	(5,591)	(732)
Prepaid expenses and other assets	130	499
Medicare accounts receivable – long-term	52	395
Accounts payable	370	1,695
Accrued payroll and related taxes	(812)	895
Accrued expenses	1,520	(387)
Future product royalties	(41)	(726)
Net cash provided by operating activities	33	4,336
Cash flows from investing activities
Proceeds from sales of marketable securities	1,000	—
Purchases of marketable securities	(12,051)	—
Purchases of property and equipment	(1,953)	(518)
Patent costs	(44)	(24)
Other investments	(145)	—
Net cash used in investing activities	(13,193)	(542)
Cash flows from financing activities
Taxes paid for net share settlement of restricted stock units	(278)	—
Proceeds from exercise of common stock options and warrants	673	224
Proceeds from the issuance of common stock from the ESPP	2,210	—
Shares repurchased to cover taxes from restricted stock award vesting	(493)	—
Dividends paid on preferred stock	—	(8,207)
Proceeds from IPO	—	41,200
Fees paid for IPO	—	(4,777)
Net cash provided by financing activities	2,112	28,440
Net change in cash and cash equivalents	(11,048)	32,234
Cash and cash equivalents – beginning of period	30,701	7,060
Cash and cash equivalents – end of period	$19,653	$39,294
Supplemental cash flow disclosure
Cash paid for interest	$1	$—
Cash paid for taxes	$923	$1,261
Non-cash investing activities:
Acquisition of assets included in accounts payable	$97	$37

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net income less interest income, net, and income tax expense, plus income tax benefit, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a  measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a  measure of comparative operating performance from period to period.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a  measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table contains a reconciliation of Adjusted EBITDA to Net Income.

Tactile Systems Technology, Inc.

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2017	2016	2017	2016
Net Income	$1,342	$492	$3,625	$500
Interest (income)/expense, net	(136)	(6)	(255)	(16)
Income tax (benefit) expense	(84)	492	(4,450)	500
Depreciation and amortization	409	237	1,073	675
Stock-based compensation	967	709	3,104	859
Adjusted EBITDA	$2,498	$1,924	$3,097	$2,518

Tactile Systems Technology, Inc.

Supplemental Financial Information

(Unaudited)

The following table summarizes revenues by product for the three and nine months ended September 30, 2017 and 2016:

($ In thousands)	Three Months Ended September 30,		Increase / Decrease		Nine Months Ended September 30,		Increase / Decrease
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Flexitouch System	$26,202	$19,387	$6,815	35.2%	$67,936	$47,988	$19,948	41.6%
Entre/Actitouch systems	2,081	3,248	(1,167)	(35.9)%	6,461	8,076	(1,615)	(20.0)%
Total Revenue	$28,283	$22,635	$5,648	25.0%	$74,397	$56,064	$18,333	32.7%

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com